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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

         Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 000-23119

                           KOFAX IMAGE PRODUCTS, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

               16245 LAGUNA CANYON ROAD, IRVINE, CALIFORNIA 92618
                                 (949) 727-1733
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
  ---------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     [X]        Rule 12h-3(b)(1)(ii)    [ ]
         Rule 12g-4(a)(1)(ii)    [ ]        Rule 12h-3(b)(2)(i)     [ ]
         Rule 12g-4(a)(2)(i)     [ ]        Rule 12h-3(b)(2)(ii)    [ ]
         Rule 12g-4(a)(2)(ii)    [ ]        Rule 15d-6              [ ]
         Rule 12h-3(b)(1)(i)     [X]

 Approximate number of holders of record as of the certification or notice date:
                                     One (1)

                                 --------------

Pursuant to the requirements of the Securities Exchange Act of 1934, Kofax Image Products, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  October 15, 1999                  By: /s/ David S. Silver
                                             -----------------------------------
                                             David S. Silver
                                             President, Chief Executive Officer
                                             and Chairman of the Board